Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease and China Aviation Supplies Corp Announce Engine Leasing Joint Venture

NOVATO, CA and BEIJING, CHINA — June 9, 2014 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, and China Aviation Supplies Import & Export Corporation Limited (“CASC”), China’s leader in aviation supplies trade, distribution and logistics, today announced the launch of CASC Willis Engine Lease Company Limited (“CASC Willis”), a new 50/50 joint venture. The new company will be dedicated to supplying Chinese airlines with the best engine support solutions and creating an engine resource sharing platform. CASC Willis will be based in Shanghai and will concentrate on meeting the fast growing demand for leased commercial aircraft engines and aviation assets in the People’s Republic of China.

“Willis Lease has been a long-time leader in engine leasing and MRO operations in China,” said Li Hai, President and CEO of China Aviation Supplies Holding Company, the parent company of CASC.  “Combined with CASC’s industry expertise and strong relationships, we believe this joint venture has a very promising future.  Based on industry forecasts and conservative assumptions, we believe the size of the spare engine market in China over the next five years will reach approximately US$2 billion, and we expect that CASC Willis will be well-positioned to capture a sizable portion of that business.”

“We’ve been active in China for nearly twenty years,” said Charles F. Willis IV, Chairman and CEO. “We leased our first engine in China in 1997 to Shanghai Airlines and since that time both the Chinese market and our customer base have grown significantly. Over the next twenty years, China is expected to be the world’s fastest growing aviation market. In order to take full advantage of that growth potential, we felt we needed to find a strong and experienced Chinese partner.  That’s why we have joined together with CASC, a well-known, highly-respected company that is heavily involved in supporting the Chinese aviation industry. We are very pleased to have them as our partner and are looking forward to working together to capitalize on the many opportunities the Chinese market will present in the future.”

CASC Willis will be established within the China (Shanghai) Pilot Free Trade Zone (“SFTZ”) in order to take advantage of the evolving governmental support programs offered to companies there. “The SFTZ is the right place for us to establish our new joint venture company, and it offers great opportunities for growth and success,” said Kejian Tan, President of CASC.  “By working with our new joint venture in the SFTZ, our airline customers will enjoy reduced operating costs through the lease of engines under our unique programs.”

“Our initial focus will be investing in current generation engines powering the fleet of  narrow body and wide body commercial aircraft in China,” said Donald A. Nunemaker, President of Willis Lease.  “However, we fully expect to migrate into new technology engines, such as CFM International’s LEAPx, General Electric’s GEnx and GE9X and Pratt & Whitney’s GTF, once those engines become available.”

The formation of the joint venture company is subject to board approvals and certain Chinese government approvals, which are in process and expected in the near term.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 110 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

About China Aviation Supplies Import & Export Corporation

China Aviation Supplies Import & Export Corporation Limited (CASC), a wholly owned subsidiary of China Aviation Supplies Holding Company (CAS), is China’s leader in aviation supplies trade, distribution and logistics.  Established in October 2002, CAS is one of the six holding companies of the China Civil Aviation industry, providing air transportation and support. Its predecessor was China Aviation Supplies Corporation, which was founded in 1980 and was the first company established by the Civil Aviation Administration of China (CAAC). CASC specializes in aircraft procurement and support services for aviation supplies.  Since 2002, the company has purchased and leased more than 1,400 aircraft for domestic airlines, and now the company is providing integrated services for Chinese airlines including package retrofits, asset management, inventory optimization, surplus parts sales, leasing, exchanges, PBH, consignments,  24/7 AOG service, and sales of aviation supplies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on June 9, 2014, at 6:00 a.m. PDT.